EXHIBIT 1.1

CONFIDENTIAL

January 9, 2003

Ms. Peyton R. Patterson

Chairman, President & Chief Executive Officer

New Haven Savings Bank

195 Church Street

New Haven, CT 06510

RE: Acquisition Advisory Services

Dear Ms. Patterson:

This agreement sets forth the terms and conditions under which New Haven Savings Bank (“New Haven” or the “Company”) has engaged the services of Ryan Beck & Co., Inc., (“RBCO”) to act as its financial advisor in connection with the potential acquisition of the institutions identified in the Schedule attached hereto (the “Targets”).

1.	Services

A. RBCO will provide the following merger and acquisition related services to the Company:

(i) RBCO will review and analyze, using several analytical models, such financial market and other data, as necessary, to express an opinion on the value of the Target;

(ii) RBCO will help formulate and recommend an exchange ratio(s) or (if other than a stock-for-stock exchange) alternative transaction structures to accomplish the proposed acquisition of Target. Any definitive agreement entered into by the Company involving the sale, merger or other business combination involving at least 80% of the Target’s stock or assets shall be a “Transaction”;

(iii) RBCO will recommend the form and structure of the proposed acquisition with specific reference to the accounting and tax consequences to each party from a corporate point of view;

Ms.Peyton R. Patterson

New Haven Savings Bank

(iv) The conclusions, opinions and recommendations resulting from the above will be presented to the management and Board of the Company;

(v) RBCO will be available for discussion of results and the recommended structure and acquisition price as requested and will negotiate with Target’s representatives toward reaching an agreement for a possible acquisition;

(vi) RBCO will conduct a due diligence investigation on Target. RBCO understands that the Company intends to conduct comprehensive due diligence;

(vii) RBCO will, if requested by the Company, issue a separate written opinion as to the fairness from a financial point of view, to the Directors and/or shareholders of the Company, depending upon the transaction structure, of either the Exchange Ratio or the consideration (“Consideration”) to be paid by the Company (“Opinion”). The Company may reproduce the Opinion in full in any disclosure document or proxy statement relating to such Transaction (the “Statement”) that the Company files under the Securities Exchange Act of 1934 or any other federal or state law and distributes to its shareholders; in such event, the Company may also include references to the Opinion and to RBCO and its relationship with the Company in the Statement. Any references to RBCO in the Statement shall be approved by RBCO; and

(viii) RBCO will review all agreements, regulatory applications, filings and shareholders communications in connection with the proposed acquisition and provide comments where needed. RBCO will also be available to meet with the various regulatory authorities to review the details of the Transaction.

B. Advisory and Other Fee

For all the services rendered hereunder, (including without limitation rendering the fairness opinion) RBCO shall be entitled to a financial advisory fee (the “Contingent Advisory Fee”) as established on the attached Schedule. Thirty-five percent (35%) of the amount of the Contingent Advisory Fee shall be due and payable upon execution of a definitive acquisition agreement with respect to the Transaction and the remainder shall be due and payable upon closing of the Transaction.

In addition to the Contingent Advisory Fee payable to RBCO under this Agreement, the Company agrees to reimburse RBCO upon request for its out-of-pocket expenses incurred in connection with its services under this Agreement whether or not the Transaction is consummated, including the fees and disbursements of RBCO’s legal counsel (the “Expense Reimbursement”). RBCO’s general out-of-pocket and legal expenses will be billed to the Company quarterly and be payable as submitted. Such expenses shall not exceed $15,000 without the prior consent of the Company.

Ms.Peyton R. Patterson

New Haven Savings Bank

2.	Other Advisory Services and Offerings

The Company also appoints RBCO to act in the following capacities in any of the following transactions entered into or contemplated by the Company (each, an “Other Transaction”), which is necessary for or contemplated by a Transaction.

i.	Capital Raising: Lead manager, underwriter or placement agent and financial advisor in connection with any offering of equity or other capital markets financing.

RBCO’s appointment with respect to an Other Transaction shall be for the term of this Engagement Letter. RBCO’s compensation in connection with any Other Transaction shall be determined by agreement between the Company and RBCO on the basis of compensation customarily paid to financial advisors, underwriters or placement agents in similar transactions.

3.	Information to be Supplied; Confidentiality.

(a) In connection with RBCO’s activities on behalf of the Company, the Company will furnish RBCO with all financial and other information regarding the Company that RBCO reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide RBCO with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that RBCO:

i.	will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the information or such other information;

ii.	does not assume responsibility for the accuracy of the Information or such other information; and

iii.	will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

(b) RBCO will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that RBCO is legally required to make disclosure of any of the Information, RBCO will give notice to the Company prior to such disclosure, to the extent that RBCO can practically do so.

Ms.Peyton R. Patterson

New Haven Savings Bank

The foregoing paragraph shall not apply to information that:

i.	at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or RBCO or its affiliates conduct business, other than as a direct result of a breach by RBCO of its obligations under this Agreement;

ii.	prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, RBCO or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to RBCO or its affiliates other than from the Company;

iii.	at the time of disclosure by the Company or thereafter, is obtained by RBCO or any of its affiliates from a third party who RBCO reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

iv.	is independently developed by RBCO or its affiliates.

(c) Nothing in this Agreement shall be construed to limit the ability of RBCO or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. RBCO represents that it is not presently representing any of the entities listed on the Schedule, and will not do so with respect to those entities now or subsequently listed, without advance notice to Company. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

Ms.Peyton R. Patterson

New Haven Savings Bank

(d) The Company acknowledges that all advice (written or oral) given by RBCO to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board and committee meeting minutes, no advice (written or oral) of RBCO hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to RBCO be made by the Company (or such persons), without the prior written consent of RBCO.

4.	Indemnification, Contribution and Limitation of Liability.

The Company agrees to indemnify RBCO and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and agrees to the other provisions of Appendix I, which is incorporated herein by this reference, regardless of whether the proposed Transaction is consummated.

5.	Term of Engagement Period; Survival of Provisions

(a) The term of RBCO’s engagement with respect to the Transaction (the “Engagement Period”) shall be for one year commencing on the date of execution of this Agreement or, if earlier, upon written notice by either party to the other; provided, however, in any event that if the Company is negotiating a Transaction at the completion of the Engagement Period or is awaiting regulatory approval of a Transaction entered into during the term of the Engagement Period, then the Engagement Period is automatically extended until the contemplated Transaction is consummated or terminated. RBCO will be entitled to its full fee under Section 1 herein in the event that at any time prior to the expiration of one year after termination of the Engagement Period a Transaction is consummated with any of the potential Targets with which RBCO has had discussions and which are identified by RBCO to the Company on the Schedule or added to the Schedule subsequently by mutual agreement.

(b) This Agreement and the Appendices shall survive any termination of the Engagement Period.

(c) During the Engagement Period, the Company will not solicit or negotiate with any other person to act as financial advisor, underwriter, or placement agent or to provide other investment banking services to the Company with respect to those entities identified on the Schedule.

Ms.Peyton R. Patterson

New Haven Savings Bank

6.	Independent Contractor; No Fiduciary Duty.

The Company acknowledges and agrees that it is a sophisticated business enterprise and that RBCO has been retained pursuant to this Agreement to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, RBCO shall act as an independent contractor, and any duties of RBCO arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

7.	Beneficiaries.

This Agreement shall inure to the sole and exclusive benefit of RBCO and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon RBCO and the Company.

8.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a court in the State of New York.

9.	Amendments.

This Agreement may be modified or amended, or its provisions waived, only by an instrument in writing signed by the person or persons against whom enforcement of this modification, amendment or waiver is sought.

10.	Announcements of Offering and Other Transactions.

If the Transaction or Other Transaction is consummated in which RBCO acts as financial advisor or otherwise, RBCO may, at its option and expense, place an announcement in such newspapers and periodicals as RBCO may choose stating that RBCO has so acted, and the capacity in which it has acted.

11.	No Commitment.

This Agreement does not ensure the successful arrangement or completion of the Transaction or any Other Transaction.

Ms.Peyton R. Patterson

New Haven Savings Bank

12.	Entire Agreement.

This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

13.	Severability.

If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

14.	Headings.

The descriptive headings of the paragraphs, subparagraphs and Appendices of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

15.	Failure or Delay; No Waiver.

It is understood and agreed that failure or delay by either the Company or RBCO in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

16.	Waiver of Trial by Jury.

EACH OF RBCO AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Ms.Peyton R. Patterson

New Haven Savings Bank

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Company.

Very truly yours,

Confirmed and accepted as of
this day of , 2003

RYAN BECK & CO., INC.		NEW HAVEN SAVINGS BANK

By:		By:
	Ben A. Plotkin	Peyton R. Patterson
	Chairman & CEO	Chairman, President & CEO

Ms.Peyton R. Patterson

New Haven Savings Bank

Schedule

The following companies are defined as “Targets” pursuant to this Engagement Agreement.

Company Name:	Advisory Fee:
Port Financial Corporation	$1,900,000
Connecticut Bancshares, Inc.	$3,600,000
FirstFed America Bancorp, Inc.	$2,400,000
NewMil Bancorp, Inc.	$850,000
BostonFed Bancorp, Inc.	$1,500,000
Alliance Bancorp of New England	$400,000

APPENDIX I

This Appendix I is attached to and incorporated by reference into the engagement letter, dated January 9, 2003 (“Engagement Letter”), between Ryan Beck & Co., Inc. (“RBCO”) and New Haven Savings Bank (the “Company”).

In the event that RBCO becomes involved in any capacity in any action, proceeding or investigation brought by or against any person (including an action or proceeding brought by a shareholder of the Company), in connection with or as a result of either our engagement or any matter referred to in our Engagement Letter, the Company periodically on demand will reimburse RBCO for its reasonable legal and other expenses (including the reasonable cost to RBCO of any investigation and preparation and including the reasonable appropriate hourly charges of RBCO’s officers and employees) incurred in connection therewith; provided, however, that if in any such action, proceeding or investigation it is found by a court in a final judgment that any loss, claim, damage or liability of RBCO has resulted from the gross negligence or willful misconduct of RBCO in performing the services which were the subject of the Engagement Letter, RBCO shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of RBCO which is the subject of such finding. The Company also will indemnify and hold RBCO harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either RBCO’s engagement by the Company or any matter referred to in the Engagement Letter, except to the extent that in any such action, proceeding or investigation it is found by a court in a final judgment that any such loss, claim, damage or liability has resulted from the gross negligence or willful misconduct of RBCO in performing the services which were the subject of the Engagement Letter. If for any reason the foregoing indemnification is unavailable to RBCO or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by RBCO as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its shareholders on the one hand and RBCO on the other hand in the matters contemplated by the Engagement Letter as well as the relative fault of the Company and RBCO with respect to such loss, claim, damage or liability and other relevant equitable considerations; provided however, that RBCO shall not be obligated to contribute any amount hereunder that exceeds the amount of the compensation paid to RBCO hereunder. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of RBCO and the directors, officers, employees, agents and controlling persons (if any) of RBCO and similarly to the directors, officers, employees, agents and controlling persons (if any) of any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, RBCO, any such affiliate and any such person. The Company also agrees that neither RBCO nor any of such affiliates, directors, officers, employees, agents or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement or any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company are found by a court in a final judgment to have resulted from the gross negligence or willful misconduct of RBCO in performing the services that are the subject of this letter. The provisions of this paragraph shall survive any termination or completion of the engagement provided by the Engagement Letter.

EXHIBIT 1.1

CONFIDENTIAL

January 9, 2003

Ms. Peyton R. Patterson

Chairman, President & Chief Executive Officer

New Haven Savings Bank

195 Church Street

New Haven, CT 06510

Re:	Mutual to Stock Conversion - Subscription Enhancement & Administrative Services

Dear Ms. Patterson:

Ryan Beck & Co., Inc. (“RBCO”) is pleased to submit this engagement letter setting forth the terms of the proposed engagement between RBCO and New Haven Savings Bank, (the “Institution”) in connection with the potential corporate reorganization of the Institution and sale of common stock by the Institution.

1.	BACKGROUND ON RYAN BECK

Ryan Beck & Co., Inc. was organized in 1946 and is one of the nation’s leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. RBCO’s Financial Institutions Group represents one of the largest such groups devoted solely to financial institution matters in the country.

2.	MUTUAL TO STOCK CONVERSION AND STOCK OFFERING

It is our understanding that the Institution is considering the acquisition of another depository institution as identified in the Schedule attached hereto (a “Transaction”) and in connection therewith the potential (1) reorganization into a two-tier mutual holding company structure by forming a mutual holding company and middle-tier holding company (“Holding Company”) pursuant to applicable regulations; or (2) reorganization into a fully converted public company. In each case common stock (the “Common Stock”) would be offered in a subscription offering with any remaining shares sold in a community offering (collectively the “Offering”). In connection therewith, the Institution’s Board of Directors would adopt a stock issuance plan (the “Plan”) whereby shares of Common Stock would be offered for sale in the Offering. In connection with the Offering, RBCO would propose to act as financial advisor to the Institution with respect to the Plan and selling agent/manager with respect to the Offering of the shares of Common Stock in the Offering. Specific terms of services shall be set

Ms.Peyton R. Patterson

New Haven Savings Bank

forth in a definitive agency agreement (the “Definitive Agreement”) between RBCO and the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities.

Although this engagement letter applies only to a conversion and Offering in connection with a Transaction, the Institution expects that during the term of this engagement letter it will consult with RBCO, prior to engaging in any conversion and Offering, about involving RBCO in that conversion and Offering, and would execute another engagement letter if the parties agree on the terms of such involvement.

3.	SERVICES TO BE PROVIDED BY RYAN BECK

a.	Advisory Services - Thorough planning is essential to a successful offering. RBCO serves as lead coordinator of the financial advisory, marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials—saving you time and legal expense. Moreover, as your investment banker, RBCO, will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:

•	Advise with respect to business planning issues in preparation for a public offering;

•	Advise with respect to the choice of charter and form of organization;

•	Review and advise with respect to the Plan;

•	Review and provide input with respect to the Business Plan to be prepared in connection with the Offering;

•	Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;

•	Review and provide to the Board of Directors on the adequacy of the appraisal process;

•	Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;

•	Provide specifications and assistance in selecting data processing assistance, printer and other professionals;

•	Develop an operating plan for the Stock Sale Center (the “Center”);

•	Provide a list of equipment and supplies needed for the Center;

•	Draft marketing materials including letters, brochures, slide show script and advertisements; and

•	Assist in arranging market-makers for post-reorganization trading.

b.

Administrative Services and Stock Sale Center Management - RBCO will manage all aspects of the Offering. A successful Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and “lore” of bank regulators, Securities and Exchange Commission and NASD is essential. RBCO’s experience in managing many thrift reorganizations and mutual holding company minority stock offerings will minimize the burden on your

Ms.Peyton R. Patterson

New Haven Savings Bank

management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Center centralizes all data and work effort relating to the Offering.

RBCO will supervise and administer the Center. We will train Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Center activities include the following:

•	Provide experienced on-site registered representatives to minimize disruption of day-to-day business;

•	Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;

•	Administer the Center. All substantive stock and proxy related matters will be handled by employees of RBCO;

•	Organize and implement all proxy solicitation efforts (if applicable);

•	Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;

•	RBCO will outsource all Offering agent/data processing/transfer agent functions. The cost of such services will be borne by the Institution and are subject to separate agreement. RBCO will provide the Institution with the proposed agreements for such services prior to the execution of such agreements by RBCO or the Institutions;

•	Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;

•	Educate the Institution’s directors, officers and employees about the Reorganization and Offering, their roles and relevant securities laws;

•	Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;

•	Train and supervise Center staff assisting with proxy and order processing;

•	Prepare daily sales reports for management and ensure funds received balance to such reports;

•	Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

•	Design and implement procedures for handling IRA and Keogh orders; and

•	Provide post-offering subscriber assistance and management of the pro-ration process.

c.	Securities Marketing Services - RBCO uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution.

Our specific actions include:

Ms.Peyton R. Patterson

New Haven Savings Bank

•	Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;

•	Assist management in developing a list of potential investors who are viewed as priority prospects;

•	Respond to inquiries concerning the Offering and investment opportunities;

•	Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offering while providing local exposure of the Institution and promoting favorable stockholder relations;

•	Supervise and conduct a telemarketing campaign to identify prospects from among the Institution’s customer base;

•	Continually advise management on market conditions and the community’s responsiveness to the Offering; and

•	If appropriate assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, prepare broker “fact sheets” and arrange “road shows” for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the Offering.

4.	COMPENSATION

a.	Until such time as the Board of Directors adopts a Plan, the Institution shall pay RBCO a quarterly advisory fee of $25,000 per quarter (pro-rated for partial quarters).

b.	An advisory and management fee of $100,000 in connection with the advisory and administrative services set forth in section 3.a. and 3.b. hereof (the “Management Fee”); the Management Fee shall be payable as follows: $50,000 upon adoption of the Plan and $50,000 upon the initial filing of the Registration Statement.

c.	A fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the Offering. No fee shall be payable pursuant to this subsection in connection with the sale of stock to (i) officers, Directors, employees or immediate family of such persons (“Insiders”); (ii) a charitable foundation associated with the Institution; and (iii) qualified and non-qualified employee benefit plans of the Company or the Insiders.

d.	For stock sold by a group of NASD member firms (which will include RBCO) pursuant to a syndicated community offering solely managed by RBCO (the “Selling Group”), a fee equal to one percent (1.00%), which fee along with the fee payable directly by the Company to selected dealers shall not exceed six percent (6.00%) in the aggregate. In consultation with RBCO, the Company shall be authorized to determine which NASD member firms participate in the syndicated community offering and the extent of their participation. RBCO will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Company.

Ms.Peyton R. Patterson

New Haven Savings Bank

Unless otherwise stated all fees described in subparagraphs a, b, c and d above are to be paid to RBCO at the closing of the Conversion. If, pursuant to a resolicitation undertaken by the Institution, RBCO is required to provide significant additional services, the parties shall mutually agree to the dollar amount of the additional compensation due (if any).

e.	The term of this engagement shall be for a period of one year, unless RBCO’s services are terminated earlier by the Company or RBCO at any time with or without cause effective upon receipt of written notice to that effect; provided, however, that RBCO shall perform the related services and will be entitled to the applicable advisory and other fees set forth in subparagraphs b, c and d above in the event that at any time prior to the expiration of twelve months after such termination an agreement for a Transaction is entered into.

f.	If, after adoption of the Plan, (i) the Plan is abandoned or terminated by the Institution; (ii) the Offering is not consummated by March 31, 2004; (iii) RBCO terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since September 30, 2002; or (iv) immediately prior to commencement of the Offering, RBCO terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; RBCO shall not be entitled to the fees set forth above under subparagraphs c and d, but in addition to quarterly fees already earned pursuant to subparagraph a, the first $50,000 installment under subparagraph b, and reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services the second installment of $50,000 under subparagraph b.

5.	MARKET MAKING

If applicable, RBCO agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering.

6.	DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution’s applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution’s financial advisor, RBCO will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution agrees to make all such documents, records and other information deemed necessary by RBCO, or its counsel, available to

Ms.Peyton R. Patterson

New Haven Savings Bank

them upon reasonable request. RBCO’s counsel will prepare, subject to the approval of the Institution’s counsel, the Definitive Agreement. RBCO’s counsel shall be selected by RBCO, subject to the approval of the Institution.

7.	EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the Reorganization and the Offering of its Common Stock including, but not limited to, the Institution’s attorney fees, NASD filing fees, “blue sky” legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, “road show” expenses, syndicate related expenses, temporary personnel expenses and the preparation of stock certificates. In the event RBCO incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse RBCO for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. RBCO will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse RBCO for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by RBCO in connection with the services contemplated hereunder. RBCO will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $100,000 without the approval of the Institution. RBCO will not incur reimbursable direct out of pocket expenses in excess of $35,000 without the consent of the Institution. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Institution and RBCO in the event of any material delay in the Offering which would require an update of the financial information in tabular form contained in the Prospectus for a period later than that set forth in the original Prospectus filing. Not later than three days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.	BLUE SKY

To the extent required by applicable state law, RBCO and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including RBCO’s participation therein and shall furnish RBCO a copy thereof addressed to RBCO or upon which such counsel shall state RBCO may rely.

9.	AVAILABILITY OF “STARS” PROGRAM

As an additional service to the Institution, RBCO will make available for a period of 1 year following the completion of the Offering, advisory services through the RBCO Strategic Advisory Services (“STARS”) program. The undersigned will serve as the senior relationship manager for this program. If the Institution elects to avail itself of the STARS program, RBCO will meet with the Institution at its request. RBCO also will provide opinions and recommendations, upon request, for the areas covered below:

Ms.Peyton R. Patterson

New Haven Savings Bank

Valuation Analysis

Merger and Acquisition Planning and Analysis

Merger and Acquisition Trends

Planning, Forecasting & Competitive Strategy

Capital, Asset & Liability Structure & Management

Stock Repurchase Programs

Dividend Policy

Dividend Reinvestment Programs

Market Development and Sponsorship of Bank Securities

Financial Disclosure

Financial Relations

Financial Reports

Branch Sales and Purchases

Stock Benefit Plan Analysis and Advisory

Stockholder & Investor Relations Presentations & Programs

Fairness Opinions

Scanning of Potential Acquisition Candidates

Based on Published Statement Information

(This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under RBCO’s normal fee schedule, and does not include retention of RBCO by the Institution for any specific merger/acquisition situation.)

If the Institution elects to utilize the STARS program RBCO will waive the regular retainer fee and hourly charges for this program for the first year. The Institution also will reimburse RBCO’s reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. RBCO will not incur any single expense in excess of $2,000 pursuant to this paragraph without the prior approval of the Institution.

10.	INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless RBCO and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys’ fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to RBCO’s own bad faith, willful misconduct or gross negligence.

11.	CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to RBCO by the Institution, unless publicly available or otherwise available to RBCO without restriction to breach of any confidentiality agreement (“Confidential Information”),

Ms.Peyton R. Patterson

New Haven Savings Bank

will be held by RBCO in confidence and will not be disclosed to anyone other than RBCO’s agents without the Institution’s prior approval or used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, RBCO shall promptly deliver to the Institution all materials specifically produced for it and will return to the Institution all Confidential Information provided to RBCO during the course of its engagement hereunder.

12.	NASD MATTERS

RBCO has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers (“NASD”) in connection with the Offering. The Institution agrees to cooperate with RBCO and provide such information as may be necessary for RBCO to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Offering. RBCO is and will remain through completion of the Offering a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.	OBLIGATIONS

(a)	Except as set forth below, this engagement letter is merely a statement of intent. While RBCO and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between RBCO and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b)	The obligation of RBCO to enter into the Definitive Agreement shall be subject to there being, in RBCO’s opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.

14.	INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Company acknowledges and agrees that it is a sophisticated business enterprise and that RBCO has been retained pursuant to this Agreement to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, RBCO shall act as an independent contractor, and any duties of RBCO arising out of this engagement pursuant to this Agreement shall be

Ms.Peyton R. Patterson

New Haven Savings Bank

contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of New York.

16.	WAIVER OF TRAIL BY JURY

EACH OF RBCO AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

RYAN BECK & CO., INC.

BY:
Ben A. Plotkin
Chairman & Chief Executive Officer

Accepted and Agreed to This Day of ,2003

NEW HAVEN SAVINGS BANK

BY:
Peyton R. Patterson
Chairman, President & Chief Executive Officer

Ms.Peyton R. Patterson

New Haven Savings Bank

Schedule

The following companies are those which may enter into a Transaction as such term is used in this Engagement Agreement.

Company Name:

Port Financial Corporation
Connecticut Bancshares, Inc.
FirstFed America Bancorp, Inc.
NewMil Bancorp, Inc.
BostonFed Bancorp, Inc.
Alliance Bancorp of New England